EXHIBIT 10.1
RELOCATION AGREEMENT

This Relocation Agreement (“Agreement”) is by and between Support.com, Inc. (the “Company”) and Shaun Donnelly, an individual officer currently serving as the Company’s SVP, Business Development and Account Management (“Employee”).  This Agreement is effective upon execution by both parties.

Whereas Employee is and has been domiciled in and a resident of the State of Maryland since the date of his hire by the Company;

Whereas, at the request of the Company, Employee has been asked to relocate himself and his family to the San Francisco Bay Area, California, commencing on or about December 1, 2013 and be assigned to work from the Company’s headquarters in Redwood City, California (the “Relocation”);

Now, therefore, the parties agree as follows:

1.
Relocation Benefits.

Subject to the terms and conditions of this Agreement, and conditioned upon Employee’s Continuous Service (as defined in Section 4.2 below) with the Company as well as the provision of supporting receipts and documentation as reasonably requested from time-to-time by the Company, the Company will reimburse the following costs and expenses as actually incurred by Employee in relation to his Relocation (the “Relocation Benefits”):

(a) Up to twenty-eight thousand dollars ($28,000) for reasonable direct costs paid to third-party professional moving vendors to move and temporarily store if necessary Employee’s household goods and furnishings, personal automobiles, and other personal property from Employee’s current single-family home residence in Maryland to a new residence within commuting distance of Company’s headquarters in Redwood City, California; and
(b) For a period of six (6) months commencing December 1, 2013, an amount each month of up to five thousand dollars per month ($5,000) net, i.e. after payment by the Company of required withholding for applicable taxes, as a rental allowance toward actual monthly rental expenses incurred in renting or leasing a new residence within commuting distance of Company’s headquarters in Redwood City; and
(c) Thereafter, for an additional period of six (6) months commencing June 1, 2014, an amount each month of up to four thousand dollars per month ($4,000) net, i.e. after payment by the Company of required withholding for applicable taxes, as a rental allowance toward actual monthly rental expenses incurred in renting or leasing a residence within commuting distance of Company’s headquarters in Redwood City; and
(d) Thereafter, for an additional period of twelve (12) months commencing December 1, 2014, an amount each month of up to three thousand two hundred dollars per month ($3,200) net, i.e. after payment by the Company of required withholding for applicable taxes, as a rental allowance toward actual monthly rental expenses incurred in renting or leasing a residence within commuting distance of Company’s headquarters in Redwood City.

Except as expressly provided above in this Section 1 (“Relocation Benefits”), all costs, expenses and liabilities arising from or relating to Employee’s Relocation shall be the sole responsibility of Employee.

2.	Early Departure Liability.

2.1.
If (i) Employee voluntarily terminates his Continuous Service with the Company, as defined in Section 4.2 (“Continuous Service”) below, without the express prior written consent of the Company’s Chief Executive Officer (making reference to this Agreement), or if (ii) Company terminates Employee’s employment with the Company for Cause, as defined in Section 4.1 (“Cause”) below, prior to December 1, 2014 (the “Initial Repayment Period”), Employee shall have an obligation to repay 100% of the Relocation Benefits paid to or on behalf of the Employee. If Employee’s Continuous Service terminates for either reason (i) or (ii) above on or after December 1, 2014 but prior to December 1, 2015 (the “Entire Repayment Period”), Employee shall be obligated to repay Company, on a declining pro-rated basis measured on a completed calendar month basis from December 1, 2014 to December 1, 2015 (i.e., declining by 1/12 each month for the last 12 months of the Entire Repayment Period as shown in Exhibit A hereto), for Relocation Benefits paid on behalf of or reimbursed to the Employee. Employee will earn 100% of the Relocation Benefits based on Continuous Service through December 1, 2015.  For the avoidance of doubt, termination as a result of Employee’s death or disability does not constitute “voluntary termination” under this Agreement by Employee.

2.2.
Employee promises to pay the amounts if and when due as provided in Section 2.1 (the “Early Departure Liability”) to the order of the Company and deliver payment to the Company headquarters on or before the date on which Employee’s active employment with the Company terminates. In addition to the above promise to pay, Employee hereby authorizes the Company to deduct, to the extent permitted by the law, the Early Departure Liability or a portion thereof from any wages or other monies that might be owed to Employee (e.g., PTO accrual, ESPP reimbursement, etc.) at the time of termination of Employee’s employment. In the event that the amount so deducted from Employee’s wages is insufficient to pay the entire balance of the Liability, Employee hereby promises to pay that amount of the Early Departure Liability remaining after such deduction has been made in lawful money of the United States in one payment on or before the date on which Employee’s employment with the Company terminates. Employee further agrees that the failure of the Company to deduct the Early Departure Liability, or any portion thereof, from all or a portion of the wages due and owing to Employee at the date of Employee’s termination shall not constitute a waiver of the Company’s right to enforce the terms of this Agreement at law or in equity.

3.	General Provisions.

3.1.
Modification/No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any election shall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way effect the validity of this Agreement. The exercise by any party of any of its rights or any of its elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

3.2.
Notice. Any notice to be given to the Company under the terms of this Agreement shall be addressed to Support.com, to the attention of the Chief Executive Officer, at the address of its executive office effective at the time of the notice. Any notice to be given to Employee shall be addressed to him at the residence address last designated by the Employee to the Company in writing. Any notice shall be deemed duly given when personally delivered, or five (5) days after deposit in U.S. mail by registered or certified mail, postage prepaid, as provided herein.

3.3.
Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

3.4.
Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and Employee’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors.

3.5.	Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written, on the subject of Relocation Benefits.

3.6.
Choice of Law. This Agreement shall be governed by and interpreted and constructed in accordance with the internal laws of the State of California, without regard to principles of conflict of laws, and shall be binding upon the parties hereto in the United States and worldwide.

3.7.
Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

4.	Other Definitions.

4.1.
Cause. For the purposes of this Agreement, “Cause” shall mean only (a) Employee’s theft, dishonesty or falsification of any Company documents or records; (b) Employee’s improper use or disclosure of any confidential or proprietary information of the Company; (c) repeated negligence in the performance of Employee’s duties; (d) Employee’s breach of Employee’s fiduciary duty to the Company or serious knowing violation of any Company policy or procedure, including but not limited to the Company’s Code of Ethics and Business Conduct; or (e) Employee’s commission of fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude.

4.2.
Continuous Service. For the purposes of this Agreement, “Continuous Service” is defined as uninterrupted active, full-time employment with the Company (including for any wholly owned subsidiaries), excluding permitted time off for Company holidays, other paid time off and approved leaves of absence, for a period beginning on Employee’s date of hire with the Company.

Support.com, Inc.:	Employee: Shaun Donnelly
By: ____________________________________	By: ____________________________________
Name: Title: Date:	Date:

Exhibit A
To Relocation Agreement (SD)

	1	2	3	4	5	6	7	8	9	10	11	12
	Dec-13	Jan-14	Feb-14	Mar-14	Apr-14	May-14	Jun-14	Jul-14	Aug-14	Sep-14	Oct-14	Nov-14
Moving Costs Allowance (Max)	28,000.00
Rent Allowance (Net of Taxes)	$5,000	$5,000	$5,000	$5,000	$5,000	$5,000	$4,000	$4,000	$4,000	$4,000	$4,000	$4,000
Tax Gross Up (Est. @44% Rate)	$3,929	$3,929	$3,929	$3,929	$3,929	$3,929	$3,143	$3,143	$3,143	$3,143	$3,143	$3,143
Total by Date	36,929	45,857	54,786	63,714	72,643	81,571	88,714	95,857	103,000	110,143	117,286	124,429
Early Departure Liability %	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Early Departure Liability $ (Est.)	$36,929	$45,857	$54,786	$63,714	$72,643	$81,571	$88,714	$95,857	$103,000	$110,143	$117,286	$124,429

	13	14	15	16	17	18	19	20	21	22	23	24
	Dec-14	Jan-15	Feb-15	Mar-15	Apr-15	May-15	Jun-15	Jul-15	Aug-15	Sep-15	Oct-15	Nov-15
Moving Costs Allowance (Max)
Rent Allowance (Net of Taxes)	$3,200	$3,200	$3,200	$3,200	$3,200	$3,200	$3,200	$3,200	$3,200	$3,200	$3,200	$3,200
Tax Gross Up (Est. @44% Rate)	$2,514	$2,514	$2,514	$2,514	$2,514	$2,514	$2,514	$2,514	$2,514	$2,514	$2,514	$2,514
Total by Date	130,143	135,857	141,571	147,286	153,000	158,714	164,429	170,143	175,857	181,571	187,286	193,000
Early Departure Liability %	92%	83%	75%	67%	58%	50%	42%	33%	25%	17%	8%	0%
Early Departure Liability $ (Est.)	$119,298	$113,214	$106,179	$98,190	$89,250	$79,357	$68,512	$56,714	$43,964	$30,262	$15,607	$0